Rule 424(b)(3)
                                            File Nos. 333-55536 and 333-55536-01
PRICING SUPPLEMENT NO. 27 DATED AUGUST 10, 2001
(To Prospectus dated March 13, 2001 and Prospectus Supplement dated March 15,
2001)

                          COUNTRYWIDE HOME LOANS, INC.
                           Medium-Term Notes, Series J
                   Due Nine Months or More From Date of Issue
                     Payment of Principal, Premium, if any,
              and Interest Fully and Unconditionally Guaranteed by
                       COUNTRYWIDE CREDIT INDUSTRIES, INC.
                                Fixed Rate Notes


Trade Date:                August 10, 2001                    Book Entry:    |X|
Public Offering Price:     99.278% plus accrued interest      Certificated:  |_|
                           from and including August 8, 2001

     Agent Discount: .400% Principal Amount: $1,000,000,000
     Purchase Price: 98.878% plus accrued interest Proceeds, before expenses, from and including August 8, 2001 to Countrywide Home Loans: $988,780,000 Original Issue Date: August 17, 2001 proceeds plus $1,375,000 in accrued interest
     Stated Maturity Date: August 1, 2006 CUSIP: 22237 LLQ3
     Minimum Denomination: $1,000 ISIN: US22237LLQ31
     Specified Currency: U.S. Dollars Common Code: 013394865
Interest Rate:                      5.50%
     Interest Payment Dates: February 1 and August 1 of each year, beginning February 1, 2002
Record Dates: January 15 and July 15

Redemption:                                               Repayment:
     Check box opposite applicable paragraph: Check box opposite applicable paragraph: |X| The Notes cannot be redeemed prior to maturity. |X| The Notes cannot be repaid prior to maturity. |_| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.

         The Notes to which this Pricing Supplement relate will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with Countrywide Home Loans' other unsecured and unsubordinated indebtedness. As of May 31, 2001, Countrywide Credit Industries did not have any secured indebtedness outstanding, and Countrywide Home Loans had $13,106,000 aggregate principal amount of secured indebtedness outstanding, all of which was short-term indebtedness. As of that date, Countrywide Home Loans had $12,471,678,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.


                           Joint Book-Running Managers

     BANC OF AMERICA SECURITIES LLC JPMORGAN LEHMAN BROTHERS

                                Co-Lead Managers

     ABN AMRO INCORPORATED COUNTRYWIDE SECURITIES CORPORATION

                                   Co-Managers

     DEUTSCHE BANC ALEX. BROWN BANC ONE CAPITAL MARKETS, INC. BNP PARIBAS

     In connection with the offering, Banc of America Securities LLC, J.P. Morgan Securities Inc. and Lehman Brothers
     Inc. or their respective affiliates may over-allot or effect transactions which stabilize or maintain the market price of the Notes at a level that might not otherwise prevail. In any jurisdiction where there can only be one stabilizing agent, Lehman Brothers Inc.
     or its affiliates shall effect such transactions. This stabilizing, if commenced, may be discontinued at any time and will be carried out in compliance with the applicable laws, regulations and rules.



                              DESCRIPTION OF NOTES

         The following information supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of the Countrywide Home Loans Medium-Term Notes, Series J, contained in the accompanying Prospectus Supplement and Prospectus.

Reopening

         The Notes offered hereby constitute a further issuance of, are fungible with and are consolidated and form a single series with the 5.50% Notes due August 1, 2006 that Countrywide Home Loans issued on August 8, 2001 in the aggregate principal amount of $625,000,000, increasing the aggregate principal amount outstanding of this series to $1,625,000,000. Interest on the Notes offered hereby shall accrue from and including August 8, 2001.



         Countrywide Home Loans may, without the consent of the holders of the Notes, reopen this issue of Notes and issue additional notes of the same series with substantially similar terms.

Form and Settlement

         The Notes will be represented by one or more global certificates in fully registered form. Each global certificate will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Investors may elect to hold their beneficial interests in a global certificate through DTC, Clearstream Banking, Societe Anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, if they are participants in such systems, or indirectly through organizations that are participants in such system. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on DTC's books.


                                  UNDERWRITING

     Subject to the terms of a Terms Agreement, dated as of August 10, 2001, among Countrywide Home Loans, Countrywide Credit
     Industries, Banc of America Securities LLC, J.P. Morgan Securities Inc., Lehman Brothers Inc., ABN AMRO Incorporated, Countrywide
     Securities Corporation, Deutsche Banc Alex. Brown Inc., Banc One Capital Markets, Inc. and BNP Paribas Securities Corp.
     (collectively, the "Agents"), Countrywide Home Loans has agreed to sell to the Agents, and the Agents have agreed severally to purchase, the principal amounts of Notes set forth opposite their names below:

                                                                Principal Amount
                  Agents                                            of the Notes
                       ------                                 ------------------
         Banc of America Securities LLC                             $180,000,000
         J.P. Morgan Securities Inc.                                 180,000,000
         Lehman Brothers Inc.                                        180,000,000
         ABN AMRO Incorporated                                       180,000,000
         Countrywide Securities Corporation                          180,000,000
         Deutsche Banc Alex. Brown Inc.                               33,400,000
         Banc One Capital Markets, Inc.                               33,300,000
         BNP Paribas Securities Corp.
                                                                      33,300,000


                                                                  $1,000,000,000

================================================================================
         Under the terms and conditions of the Terms Agreement, the Agents are committed to take and pay for all of the Notes, if any are taken.

         The Agents propose to offer the Notes initially at the public offering price set forth on the cover page of this Pricing Supplement and to certain dealers at such price less a concession not in excess of .250% of the principal amount of the Notes. The Agents may allow, and the dealers may reallow, a discount not in excess of .200% of the principal amount of the Notes on sales to certain other dealers. After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agents.

         The Notes are a new issue of securities with no established trading market. Countrywide Home Loans has been advised by the Agents that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

         Countrywide Home Loans has agreed to indemnify the Agents against certain liabilities under the Securities Act of 1933, as amended, as described in the accompanying Prospectus Supplement.

                                                          ------------------


     You should rely only on the information contained or incorporated by reference in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus. Countrywide Home Loans, Inc. and Countrywide Credit Industries, Inc. have not, and the Agents have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Countrywide Home Loans, Inc. and Countrywide Credit Industries, Inc. are not,
     and the Agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus is accurate as of the date on the front cover of this Pricing Supplement only. The business, financial condition, results of operations and prospects of Countrywide Home Loans, Inc. and Countrywide Credit Industries, Inc. may have changed since that date.